Exhibit 10.49

Cambridge, MA
Tel: 617-453-1000
Fax: 617-453-1001
www.infi.com

February 22, 2023

Robert Ilaria

1100 Massachusetts Avenue

Cambridge, MA 02138

Dear Robert:

As you know, Infinity Pharmaceuticals, Inc. (“Infinity”) is entering into a merger agreement with MEI Pharma, Inc. (“MEI”) by which, if the merger is completed in accordance with its terms, Infinity will become a subsidiary of MEI. References to “Infinity” below include MEI if and after the merger closes. We recognize that your contributions to Infinity in the past have been integral to its success and that your continued involvement with and after the merger will be necessary to facilitate the completion of the merger and are critical to ensuring the success of the merged company.

To incentivize you to remain with Infinity through the closing of the merger (the “Closing”) and for at least the remainder of 2023, and to provide you the possibility of receiving certain benefits after the Closing, you will be eligible to receive the payments described in this agreement (the “Agreement”).

(1)

You agree to remain in the employ of Infinity through the date of the closing (the “Closing Date”) of the merger and until December 31, 2023. While employed, you agree to continue to devote your full time and best efforts to Infinity.

(2)

Your employment is and will be at-will. You understand that Infinity retains the right to terminate your services with or without Cause and you retain the right to terminate your services for Infinity at any time. For the purposes of this Agreement and the application of the term elsewhere in this Agreement, “Cause” shall have the meaning set forth in the Infinity Executive Severance Benefits Plan as in effect on the date of this Agreement and without regard to any future amendments thereto (the “Severance Plan”), but with clause (i) of such “Cause” definition replaced with “a good faith finding by the Board of Directors of the Company or its public parent corporation of a knowing and willful failure by the employee to perform the employee’s material duties for the Company in a manner reasonably acceptable to the Company, which failure continues for a period of more than 30 days after notice thereof has been provided to the employee in writing by the Company, setting forth in reasonable detail the nature of such failure.”

(3)

As an incentive for you to remain employed with Infinity through the Closing and through December 31, 2023, you will be eligible to receive a retention bonus (the “Retention Bonus”) in the amount of $250,000, payable 50% in the next payroll whose cutoff date follows June 30, 2023, with the remainder payable on December 31, 2023 or in the first payroll thereafter whose cutoff date follows such date as Infinity may elect. If your employment ends because you are terminated other than for either Cause or disability before June 30, 2023, you will receive the first 50% in the same payroll in which you receive your Severance Benefits, and the remaining portion of the Retention Bonus will be forfeited. If your employment ends because you are terminated other than for either Cause or disability on or after June 30, 2023 and provided that the Closing has occurred prior to such termination, you will receive the remaining 50% of the Retention Bonus (and the initial 50% if not yet paid) in the same payroll in which you receive your Severance Benefits. For the avoidance of doubt, references to a termination without Cause do not include a situation in which Infinity or MEI offers you continuing employment through at least December 31, 2023 as Chief Medical Officer of Infinity or MEI and you decline to remain so employed.

(4)

If you resign from employment with Infinity (including for Good Reason as defined in the Severance Plan) or Infinity terminates your employment for Cause or due to disability, no portion of the Retention Bonus will be paid to you.

(5)

In addition to the Retention Bonus under the terms of Sections 3 and 4 provided above, you will be eligible to receive severance benefits under the Severance Plan (as determined using the terms in effect as of the date of this letter) (the “Severance Benefits”) if Infinity terminates your employment for any reason other than for either Cause or disability or you resign for Good Reason, in each case no later than one (1) year following the Closing Date or such longer period as the Severance Plan applies to you. If, after the Closing Date, Infinity adopts a plan providing Severance Benefits that are more generous than those now in effect, you will be eligible for the additional benefits in accordance with their terms. The Severance Benefits and any payments of the Retention Bonus that are paid in connection with your termination of employment are subject to the release requirements in Section 6 of the Severance Plan, provided that the total payments shall be made in a single lump sum rather than in the installments specified in Sections 6 and 7 of the Severance Plan. You will also receive any other benefits under the Severance Plan (including outplacement and benefits continuation) in accordance with the terms of the Severance Plan, with Cause as modified herein.

(6)

All payments described in this Agreement are subject to applicable tax and other withholdings and Section 12 of the Severance Plan (regarding the application of Section 409A of the Internal Revenue Code of 1986, as amended) as though the Retention Bonus were paid under the Severance Plan.

(7)

You acknowledge that this Agreement supersedes any prior agreements or understandings, whether oral or written, between you and either Infinity pertaining to any incentive payments being offered to you in connection with the merger and this Agreement, taken together with the Severance Plan, constitutes the entire agreement between us regarding transaction-related bonuses and severance. You acknowledge that this Agreement may be assigned by Infinity Pharmaceuticals, Inc. to MEI at or after the Closing and, if so assigned, that MEI shall have sole responsibility for satisfying any obligations to you hereunder.

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On behalf of Infinity Pharmaceuticals, Inc., I thank you for your continued assistance and support. If you have any questions regarding any of the terms of this Agreement, please do not hesitate to contact me. Once you have read and understood the terms of this Agreement, please indicate your Agreement to the terms by signing below.

Very truly yours,

INFINITY PHARMACEUTICALS, INC.

By:	/s/ Adelene Perkins
Chief Executive Officer and Chair of the Board

ACCEPTED AND AGREED:

/s/ Robert Ilaria
Robert Ilaria